BNY/IVY MULTI-STRATEGY HEDGE FUND LLC
                                 One Wall Street
                            New York, New York 10286


                                  July 26, 2005

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-0505
Attention:  Christian Sandoe

              Re: BNY/Ivy Multi-Strategy Hedge Fund LLC (the "Registrant")
                  REGISTRATION STATEMENT NO. 333-125447
                  -------------------------------------------------------

Dear Mr. Sandoe:

             Pursuant to Rule 461(a) under the Securities Act of 1933, as amended, the undersigned hereby respectfully request that the effective date for the above-referenced Registration Statement on Form N-2 be accelerated so that it will be declared effective on July 26, 2005 or as soon as practicable thereafter.

             Please notify George M. Silfen, Esq., of Schulte Roth & Zabel
LLP, counsel to the undersigned, at (212) 756-2131 as soon as possible as to the time the Registration Statement has been declared effective pursuant to this acceleration request.

                                       BNY/IVY MULTI-STRATEGY HEDGE FUND LLC


                                       By: /s/ Mark Wojcik
                                           ------------------
                                           Name:  Mark Wojcik
                                           Title: Secretary

                                       BNY HAMILTON DISTRIBUTORS, INC.

                                       By: /s/ Michael Grunewald
                                           -----------------------
                                           Name: Michael Grunewald
                                           Title:   Vice President